Filed Pursuant to Rule 433
Registration Statement No. 333-147078
July 30, 2008
U.S.$1,750,000,000
Rogers Communications Inc.
6.800% Senior Notes Due 2018
7.500% Senior Notes Due 2038

Issuer:	Rogers Communications Inc.

Size:	U.S.$1,400,000,000

Maturity:	August 15, 2018

Coupon:	6.800%

Public Offering Price:	99.854% of face amount

Yield to maturity:	6.820%

Spread to Benchmark Treasury:	2.780%

Benchmark Treasury:	3.875% due May 2018

Benchmark Treasury Price and Yield:	98-21+/4.040%

Interest Payment Dates:	February 15 and August 15, commencing
February 15, 2009

Redemption Provisions:

Make-whole call	At any time at the greater of par or a
discount rate of Treasury plus 40 basis
points

Trade Date:	July 30, 2008

Settlement:	T+5; August 6, 2008[1]

CUSIP:	775109 AK7

Expected Ratings:	Moody’s Investors Service Inc: Baa3
(Positive outlook)
Standard and Poor’s Rating Services:
BBB-(Positive outlook)
Fitch Ratings Ltd: BBB (Stable outlook)

Bookrunners:	Citigroup Global Markets Inc.
J.P. Morgan Securities Inc.

Lead Manager:	Scotia Capital (USA) Inc.

Co-Managers:	Merrill Lynch, Pierce, Fenner & Smith
Incorporated
RBC Capital Markets Corporation
TD Securities (USA) LLC

[1]	Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade bonds on the date of pricing or the next succeeding business day will be required, by virtue of the fact that the bonds initially will settle T + 5, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of bonds who wish to trade such bonds on the date of pricing or the next succeeding business day should consult their own advisor.

Issuer:	Rogers Communications Inc.

Size:	U.S.$350,000,000

Maturity:	August 15, 2038

Coupon:	7.500%

Public Offering Price:	99.653% of face amount

Yield to maturity:	7.529%

Spread to Benchmark Treasury:	2.880%

Benchmark Treasury:	5.000% due May 2037

Benchmark Treasury Price and Yield:	105-17/4.649%

Interest Payment Dates:	February 15 and August 15, commencing
February 15, 2009

Redemption Provisions:

Make-whole call	At any time at the greater of par or a
discount rate of Treasury plus 45
basis points

Trade Date:	July 30, 2008

Settlement:	T+5; August 6, 2008[2]

CUSIP:	775109 AL5

Expected Ratings:	Moody’s Investors Service Inc: Baa3
(Positive outlook)
Standard and Poor’s Rating Services:
BBB- (Positive outlook)
Fitch Ratings Ltd: BBB (Stable outlook)

Bookrunners:	Citigroup Global Markets Inc.
J.P. Morgan Securities Inc.

Lead Manager:	Scotia Capital (USA) Inc.

Co-Managers:	Merrill Lynch, Pierce, Fenner & Smith
Incorporated
RBC Capital Markets Corporation
TD Securities (USA) LLC

[2]	Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade bonds on the date of pricing or the next succeeding business day will be required, by virtue of the fact that the bonds initially will settle T + 5, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of bonds who wish to trade such bonds on the date of pricing or the next succeeding business day should consult their own advisor.

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. toll-free at (877) 858-5407 or J.P. Morgan Securities Inc. collect at (212) 834-4533.